EXHIBIT 16

                              May 3, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  USA DIGITAL, INC.
FILE REF. NO. 000-27481
-----------------------


We were previously the principal accountant for USA Digital, Inc. and, under the date of July 15, 1999 (except for Notes 6 and 5(D) as to which the dates are August 5, 1999 and October 18, 1999, respectively we reported on the financial statements of USA Digital, Inc. as of March 31, 1999 and for the period from July 9, 1998 (inception) to March 31, 1999. On May 3, 2000, our appointment as principal accountant was terminated. We have read USA Digital, Inc.'s statements included under Item 4 of its Form 8-K dated May 3, 2000, and we agree with such statements.



                              Very truly yours,





                              /s/ WEINBERG & COMPANY, P.A.
                              Certified Public Accountants